Exhibit 10.4

EQUITY STOCK TRANSFER ESCROW AGREEMENT

This Escrow Agreement dated as of August 31, 2021 (this “Escrow Agreement”), is entered into by and among:

1.	Red Cat Holdings, Inc., a Nevada corporation (“RC”);

2.	Teal Acquisition I, Corp., a Delawar corporation (“Buyer”);

3.	Teal Drones, Inc., a Delaware corporation (“Teal”);

4.	George Matus (the “Shareholder Representative”), individually and as representative of the shareholders of Teal consisting of Company Common Stock Company Series Seed Preferred Stock, Company Series Seed Prime Preferred Stock, Company Series A Preferred Stock, Company Series A-1 Preferred Stock, and Company Series A-2 Preferred Stock, each as defined in the Merger Agreement (as defined below) (each, a “Shareholder” and collectively, the “Shareholders”); and

5.	Equity Stock Transfer, LLC, as escrow agent (“Escrow Agent”).

RC, Buyer, Teal and Shareholders are each a “Party” and together are “Parties”, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, RC, Buyer, Teal and Shareholders entered into that certain Agreement and Plan of Merger dated as of July 13, 2021, as amended by that certain Amended and Restated Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which Buyer agreed to be merged with and into Teal, with Teal continuing as the Surviving Corporation;

WHEREAS, the Shareholders are parties to a Designation of Proportionate Allocation and Distribution Agreement dated as of the date hereof (the “Liquidity Agreement”);

WHEREAS, RC, Teal, Shareholders and Decathlon Alpha IV, L.P., (“DA4”) are parties to an Amended and Restated Loan and Security Agreement dated as of the date hereof (the “DA4 Agreement”)

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement or the Liquidity Agreement, as applicable;

WHEREAS, in accordance with the Merger Agreement and Section 2.2 thereof, RC is required to deliver to the Escrow Agent Fifteen (15%) percent of the shares of Common Stock, par value $0.0001 per share, of RC (the “Common Stock”), issuable as the Stock Consideration, to be held in escrow by the Escrow Agent to be issued at Closing to Shareholders (collectively, the “Escrow Shares”);

WHEREAS, pursuant to the DA4 Agreement $2.0 million of the Stock Consideration is required to and has been paid to DA4, such that at closing the balance of the Escrow Shares shall be deducted from the Shareholders in proportions and amounts set forth in the Liquidity Agreement, and DA4 shall not be responsible for any Escrow Obligations hereunder;

WHEREAS, the Escrow Shares are deposited with Escrow Agent to serve as security for payment of any amounts due as a result of: (1) the Working Capital Adjustment as provided in Section 2.1(c) of the Merger Agreement and (2) the indemnification obligations in Article 9 of the Merger Agreement;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement, the Liquidity Agreement or the DA4 Agreement, that all references in this Escrow Agreement to the Merger Agreement, Liquidity Agreement and DA4 Agreement are for convenience or clarity, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Escrow Shares in escrow, and Escrow Agent agrees to hold and distribute the Escrow Shares, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1 ESCROW DEPOSIT

Section 1.1 Appointment of Escrow Agent. The Parties hereby designate and appoint Escrow Agent as their agent to receive, hold in escrow, and disburse the Escrow Shares in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment.

Section 1.2 Receipt and Deposit of the Escrow Shares; Commencement of Duties; Dividends and Distributions; Certain Rights of Seller.

(a) Receipt and Deposit of the Escrow Shares and Blank Stock Powers; Commencement of Duties.

(i) Upon execution hereof and pursuant to the Merger Agreement, Liquidity Agreement and DA4 Agreement, RC shall deliver to Escrow Agent stock certificates (the “Certificates”) representing the Escrow Shares and the Shareholders shall each deliver in the name of such Shareholder fully executed and notarized blank stock powers with respect to the Escrow Shares that are duly endorsed in form for transfer to RC together with a copy of the passport of such Seller (other than WSU) (the “Stock Powers”), and Escrow Agent shall promptly acknowledge receipt of the Certificates and the Stock Powers. Upon receipt of the Escrow Shares and the Stock Powers by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence.

(ii) The Escrow Shares shall be delivered by RC to Escrow Agent free and clear of all liens, claims and encumbrances (except as may be created by this Escrow Agreement, the Merger Agreement, the Liquidity Agreement or DA4 Agreement otherwise provided for by any applicable state and federal securities laws). Until the Termination Date, each of the Shareholders will not sell, assign, transfer or otherwise dispose of any part of the Escrow Shares.

(b) Dividends and Distributions. All dividends and distributions declared by RC on the Escrow Shares and payable to RC’s shareholders of record (“Dividends and Distributions”) at any time after the date hereof until the Termination Date (as defined below), shall be paid to the Shareholders as record holders of the Escrow Shares, and will not be deposited with Escrow Agent. If RC declares a stock split, subdivision, combination, reclassification or any other change in its capital structure affecting the Escrow Shares, fifteen (15%) percent of the certificates or other instruments relating thereto shall be immediately deposited by RC with Escrow Agent as additional Escrow Shares to be held and distributed by Escrow Agent in accordance with this Escrow Agreement.

(c) Certain Rights of Shareholders. Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in escrow, Shareholders shall have the right to (i) vote all Escrow Shares, (ii) receive any Dividends and Distributions in respect of the Escrow Shares, and (iii) to exercise any and all other rights of a shareholder of RC with respect to the Escrow Shares.

(d) Deposit of Escrow Shares. Shareholders and RC agree that Escrow Agent, in connection with any Certificate(s) deposited pursuant to Section 1.2(a), shall have no responsibility to monitor the value of the Escrow Shares; (ii) no right or responsibility to collect Dividends and Distributions; (iii) no right or responsibility to sell or otherwise trade the Escrow Shares, but shall otherwise deliver the Escrow Shares on written instructions only as provided herein; and (iv) no responsibility to ensure the legality of the registration of the Escrow Shares.

Section 1.3 Indemnified Losses and Dispute Resolution.

(a) Unless (i) a Claims Notice has been asserted by RC, Buyer or Teal against the Escrow Shares specifying the amount claimed thereunder (a “Claimed Amount”) and (ii) RC has provided the Escrow Agent and the Shareholders with written evidence of the Claim prior to the expiration of a period of eighteen (18) months after the date hereof (the “Termination Date”) and (iii) Shareholders have not provided Escrow Agent evidence of the settlement of the Claimed Amount (a “Settled Claim”) within thirty (30) days of notice thereof, the balance of the Escrow Shares shall be released from the Escrow and delivered to Shareholders as their interests appear in the Liquidity Agreement, and all stop-transfer instructions thereon shall be terminated upon the thirtieth (30th) day from the Termination Date; provided, however that if a Claims Notice is not provided by RC prior to the Termination Date, all of the Escrow Shares shall be released from Escrow and delivered to the Shareholders and all stop-transfer instructions thereon shall be terminated promptly following the Termination Date.

(b) RC shall make a claim for Working Capital adjustment pursuant to Section 2.1(c) of the Merger Agreement and may make a claim based on the indemnification obligations or Article 9 of the Merger Agreement (a “Claim”) at any time prior to the Termination Date for a Claimed Amount by written notice (“Claims Notice”), in form and substance as set forth in Annex I, and attached hereto, to the Shareholder Representative and to the Escrow Agent together with evidence of the Claim. If Shareholder Representative does not provide RC and the Escrow Agent with written notice (“Response Notice”), in form and substance as set forth in Annex II and attached hereto, of denial of liability or dispute of the Claimed Amount or evidence of payment of the Claim within thirty (30) days of receipt of a Claims Notice, the Escrow Agent shall disburse the number of Escrow Shares in the Claimed Amount (based on the Agreed Parent Share Price determined pursuant to Section 1.5 hereof) as if the Escrow Agent had received a Conceded Amount Notice (defined below) for the full Claimed Amount pursuant to Section 1.3(c) hereof on the thirtieth (30th) day after the Escrow Agent received such certain Claims Notice from RC regarding the Claimed Amount (a “Deemed Concession”).

(c) If Shareholder Representative has denied liability for, or otherwise disputes the Claimed Amount, in whole or in part, Shareholder Representative and RC, on behalf of the applicable claimant, shall attempt to resolve such dispute within thirty (30) days unless Shareholder Representative provides evidence of settlement of the claim and then RC shall no longer have any right to the Claimed Amount. If the Shareholder Representative and RC resolve such dispute and amounts are owed to the claimant, they shall deliver to Escrow Agent a written notice signed by each of Shareholder Representative and RC (which shall be binding on all the Parties) (the “Conceded Amount Notice”) in form and substance as set forth in Annex III and attached hereto. Such Conceded Amount Notice shall instruct Escrow Agent to deliver to RC the amount, if any, of Escrow Shares agreed to by both the Shareholder Representative and RC (which shall be binding on all the Parties) in settlement of such dispute (the “Conceded Amount”). If the Shareholder Representative and RC cannot resolve such dispute, the Parties shall attempt to use mutually agreeable third-party methods such as mediation to resolve the dispute in order to obtain a Final Decision (defined below).

(d) Payment of Claims. Escrow Agent promptly shall deliver the applicable portion of the Escrow Shares and Stock Powers specific below, no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to RC from the Escrow Shares: (i) following any concession of liability by Shareholder Representative, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by Shareholder Representative, the Claimed Amount; or (iii) following receipt by Escrow Agent of any final decision by an arbitrator, mediator or judge and the expiration of any time to appeal or seek to vacate any amount, as the case may be (a “Final Decision”), the amount awarded in the Final Decision (the “Ordered Amount”) to RC (collectively, clauses (i) (ii) and (iii) hereof, the “Payment Events”). Upon the occurrence of a Payment Event, in the event that Escrow Agent must deliver a portion of the Escrow Shares to RC (with the number of Escrow Shares calculated on the basis set forth in the Merger Agreement) from the Escrow Shares and the applicable Stock Powers, Escrow Agent shall return to RC the Certificates then held by Escrow Agent (the “Primary Certificates”), and RC shall deliver the Primary Certificates to Equity Stock Transfer, LLC the transfer agent of RC (the “Transfer Agent”), with a letter of instruction and any other document required by the Transfer Agent in connection therewith, from RC directing the Transfer Agent to: (i) cancel the Primary Certificates; (ii) if elected by RC, issue a new stock certificate registered to RC representing the number of Escrow Shares of the Conceded Amount or Ordered Amount, as applicable, relating to the Payment Event, which shall be delivered by the Transfer Agent to RC; and (iii) issue new stock certificates registered to Seller representing the Escrow Shares less the shares of the Conceded Amount, or Ordered Amount, as applicable, relating to such Payment Event, which shall be delivered by the Transfer Agent to Escrow Agent to be held in escrow or released to the Shareholders, as the case may be, in accordance with the terms set forth herein. At RC’s or the Escrow Agent’s written request, Seller shall deliver with three (3) business days of such request additional Stock Powers to the Escrow Agent with respect to any remaining Escrow Shares.

(e) For each Claim of a Claimed Amount made prior to the Termination Date for which (i) RC has provided the Escrow Agent and Shareholders with written evidence of the Claim and (ii) the Shareholders have not provided evidence of the settlement of the Claimed Amount on the Termination Date, the amount of Escrow Shares equal to the maximum amount of such Claims (calculated on the basis set forth in the Merger Agreement) shall continue to be held in escrow (a “Maximum Claimed Amount”). On the thirtieth (30th) day from the Termination Date, the balance of the Escrow Shares in escrow less the aggregate of all Maximum Claimed Amounts not otherwise resolved under the terms of this Agreement shall be released and delivered to Shareholders and all stop-transfer instructions thereon shall be terminated.

(f)   For the absence of doubt, DA4 shall not be entitled to receive any Escrow Shares nor shall DA4 be required to deposit any Escrow Shares with the Escrow Agent, under this Agreement.

Section 1.4 Disbursements.

(a) Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.6 hereof or joint written notice from the Shareholder Representative and RC, Escrow Agent shall release from the Escrow Shares to Shareholders, as their interests appear pursuant to the Liquidity Agreement and in proportion to the Escrow Shares deposit made by each such Shareholder, as the case may be, any portion of the Escrow Shares then remaining less the aggregate Maximum Claimed Amounts for all then outstanding claims (“Outstanding Claims”) pursuant Section 1.3 of this Agreement asserted prior to the Termination Date.

(b) Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to RC the Conceded Amount in accordance with Section 1.3(c) herein.

(c) Upon receipt of a Final Decision with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to RC or the Shareholders, as their interests appear pursuant to the Liquidity Agreement and in proportion to the Escrow Shares deposit made by each such Shareholder, as the case may be, the Ordered Amount, if any, in accordance with Section 1.3(d) herein. Any court or arbitrator order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable.

(d) In the event that the Parties jointly instruct Escrow Agent to disburse the Escrow Shares to any Party, Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.5 Value of Escrow Shares. For purposes of this Agreement, the value of each Escrow Share shall be equal to the Agreed Parent Share Price of the Stock Consideration on the Closing Date under the Merger Agreement.

Section 1.6 Termination. This Escrow Agreement shall terminate upon the disbursement of all Escrow Shares pursuant to Section 1.3 or Section 1.4 hereof, at which time this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2 Attorneys and Agents. Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3 Reliance. Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4 Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5 No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING ESCROW AGENT

Section 3.1 Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of Escrow Agent and the termination of this Escrow Agreement.

Section 3.2 Limitation of Liability. ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S BREACH OF THIS AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4 Compensation. Escrow Agent shall be entitled to compensation for its services contemplated as set forth on Exhibit A to this Agreement, which compensation shall be paid by RC. The Parties agree that RC shall be responsible for all of the expenses or other amounts owed to Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the Escrow Shares until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Shares, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Shares, in which event Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the Escrow Shares and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7 Attachment of Escrow Shares; Compliance with Legal Orders. In the event that any of the Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Shares, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

If to Teal or Shareholders:

Teal Drones, Inc.

5200 S. Highland Drive

Suite 201

Holladay, UT 84117
Phone: (801)706-6385
Attention: George Matus, CEO

With a copy (which shall not constitute notice) to:

Holland and Hart, LLP
222 South Main Street

Suite 2200

Salt Lake City, UT 84101

Phone: (801) 799-5861
E-mail: JPSteele@hollandhart.com

Attention: Jeffrey Steele, Esq.

If to RC:

Red Cat Holdings, Inc. 370 Harbour Drive Palmas del Mar

Humacao, Puerto Rico 00791

Attention: Jeffrey Thompson, CEO Tel: (833) 373-3228

Jeff@redcat.red

With a copy (which shall not constitute notice) to:

Law Office of Harvey Kesner 500 Fifth Avenue

Suite #938

New York, NY 10036 646-678-2543

Pdox74@gmail.com

If to Escrow Agent:

Equity Stock Transfer, LLC 237 W 37th St. Suite 602

New York, NY 10018 Attention: Nora Marckwordt, Director of Operations
Facsimile: 347.584.3644 nora@equitystock.com

With a copy to Shareholder Representative, if RC is giving the Notice to Escrow Agent. With a copy to RC, if any Shareholder is giving the Notice to Escrow Agent.

Section 4.4 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

Section 4.5 Entire Agreement. This Escrow Agreement, together with the Merger Agreement, sets forth the entire agreement and understanding of the parties related to the Escrow Shares.

Section 4.6 Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7 Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8 Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

RED CAT HOLDINGS, INC.

By: _____________________

Name: Jeffrey Thompson

Title: Chief Executive Officer

TEAL ACQUISITION I, CORP.

By: _____________________

Name: Jeffrey Thompson

Title: Chief Executive Officer

TEAL DRONES, INC.

By: _____________________

Name: George Matus

Title: Chief Executive Officer

___________________________

George Matus, individually and as duly appointed

representative of the Shareholders

ESCROW AGENT:

EQUITY STOCK TRANSFER, LLC

By: _____________________

Name: Mohit Bhansali

Title: Chief Executive Officer

EXHIBIT A

FEES OF ESCROW AGENT

Acceptance Fee: $1,500

Initial Fees as they relate to Equity Stock Transfer acting in the capacity of Escrow Agent

– includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of the Escrow Account.

Annual Administration Fee: $1,500

For ordinary administration services by Escrow Agent – includes receiving, investing and disbursing funds pursuant to the requirements set forth in the escrow agreement.

Fees are due at the time of Escrow Agreement execution and annually thereafter. Fees will not be prorated in case of early termination.

Out-of-Pocket Expenses: At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings.

There are no charges for indirect-out-of-pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Equity Stock undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. If the Account(s) does not open within three (3) months of the date shown below, this proposal will be deemed null and void. Interest shall accrue on all late payments at a rate of one (1%) percent per month until paid.

Annex I

CLAIMS NOTICE

Equity Stock Transfer, LLC 237 W 37th St.

Suite 602

New York, NY 10018 Attention: Nora Marckwordt, Director of Operations
Facsimile: 347.584.3644 nora@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(b) of the Escrow Agreement, dated as of ___________ , by and among Red Cat Holdings, Inc., a Nevada corporation (“RC”); ___________________, a Nevada corporation; _______________________; Shareholder Representative, a citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that RC is or may be entitled to indemnification pursuant to Section 1.2(c) or Article 9 of the Merger Agreement in an amount equal to $ (the “Claimed Amount”). RC further certifies that the nature of the Claim is as follows: [ ].

Dated: ____________, 20__.

Red Cat Holdings, Inc.

By: _________________________

Name: ______________________

Title: ________________________

cc:

Annex II

RESPONSE NOTICE

Equity Stock Transfer, LLC 237 W 37th St.

Suite 602

New York, NY 10018 Attention: Nora Marckwordt, Director of Operations
Facsimile: 347.584.3644 nora@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(b) of the Escrow Agreement, dated as of ___________ , by and among Red Cat Holdings, Inc., a Nevada corporation (“RC”); ___________________, a Nevada corporation; _______________________; Shareholder Representative, a citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby :

(a) concede liability [in whole for] [in part in respect of $ of] the Claimed Amount (the “Conceded Amount”), referred to in the Claims Notice dated ________, 20 ; [and] [or]

(b) deny liability [in whole for] [in part in respect of $ of] the Claimed Amount referred to in the Claims Notice dated ______, 20 .

Attached hereto is a description of the basis for the foregoing. Dated: ________, 20 .

cc: Red Cat Holdings, Inc.

Annex III

CONCEDED AMOUNT NOTICE

Equity Stock Transfer, LLC 237 W 37th St.

Suite 602

New York, NY 10018 Attention: Attention: Nora Marckwordt, Director of Operations
Facsimile: 347.584.3644 nora@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(b) of the Escrow Agreement, dated as of ___________ , by and among Red Cat Holdings, Inc., a Nevada corporation (“RC”); ___________________, a Nevada corporation; _______________________; Shareholder Representative, a citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a) certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[ ] (the “Conceded Amount”) is owed to [____________]; and

(b) instruct you to promptly pay to [________] from the Escrow Shares [insert amount pursuant to paragraph (a)] as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated: ____________, 20__.

Red Cat Holdings, Inc.

By: _________________________

Name: ______________________

Title: ________________________